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                                                                     Exhibit 5.4


                       DAVIES WARD PHILLIPS & VINEBERG LLP

            44TH FLOOR 1 FIRST CANADIAN PLACE TORONTO CANADA M5X 1B1
                    TELEPHONE: 416.863.0900 FAX: 416.863.0871



                                                                 File No. 203336

                                                                January 27, 2004

British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission, Securities Division
The Manitoba Securities Commission
Ontario Securities Commission
Commission des valeurs mobilieres du Quebec
Nova Scotia Securities Commission
Administrator, Securities Act - New Brunswick
Registrar of Securities - Prince Edward Island
Securities Commission of Newfoundland and Labrador


Dear Sirs:

                           RE: HYDROGENICS CORPORATION


     We refer to the (final) short form base PREP prospectus (the "Prospectus") dated January 27, 2004 of Hydrogenics Corporation.

     We hereby consent to the use of our firm name on the face page of the Prospectus and under the heading "Plan of Distribution" and consent to the use of our firm name and the reference to our opinions under the headings "Legal Matters" and "Eligibility for Investment" in the Prospectus.

     We confirm that we have read the Prospectus and have no reason to believe that there is any misrepresentation in the information contained in the Prospectus that is derived from our opinions referred to above or that is within our knowledge as a result of the services we performed in connection with such opinions.

     This letter is solely for the information of the addressees and is not to be referred to in whole or in part in the Prospectus or in any other similar document and is not to be relied upon for any other purpose.



                                    Yours very truly,


                                    (signed) Davies Ward Phillips & Vineberg LLP